Exhibit 5.1

John J. Zak

Partner

Direct Dial: 716.848.1253

Direct Fax: 716.819.4617

jzak@hodgsonruss.com

May 3, 2019

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Ladies and Gentlemen:

Re:	Registration Statement on Form S-8 (File No. 333- )

We are delivering this opinion at your request in connection with the registration by M&T Bank Corporation, a New York corporation (the “Company”) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”), of 3,737,081 shares of the Company’s common stock, par value of $0.50 per share (the “Shares”), for issuance and sale pursuant to the above-referenced registration statement (the “Registration Statement”) under the M&T Bank Corporation 2019 Equity Incentive Compensation Plan (the “Plan”).

The opinion set forth in this letter is based upon (1) our review of originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of (a) the Registration Statement as filed with the Securities and Exchange Commission (the “Commission”) on May 3, 2019, (b) the Plan, (c) the Company’s Restated Certificate of Incorporation, as amended and the Company’s Amended and Restated Bylaws and (d) such records of the Company and certificates of officers of the Company and of public officials and such documents as we have deemed relevant and necessary as the basis for the opinions set forth below (items 1(a) through 1(d) being collectively the “Reviewed Documents”) and (2) our review of such published sources of law as we have deemed necessary.

We have assumed without any inquiry or other investigation (a) the legal capacity of each natural person, (b) the accuracy on the date of this letter as well as the date made of each statement as to any factual matter contained in any of the Reviewed Documents, (c) the genuineness of each signature on any of the Reviewed Documents, the completeness of each of the Reviewed Documents, the authenticity of each of the Reviewed Documents submitted to us as an original, the conformity to the original of each of the Reviewed Documents submitted to us as a copy or retrieved from the Commission’s EDGAR database and the authenticity of the original of each of the Reviewed Documents submitted to us as a copy or retrieved from the Commission’s EDGAR database and (d) that, when issued in accordance with the Plan, appropriate certificates complying with applicable law evidencing the Shares will be properly executed or the Shares will be uncertificated shares complying with applicable law.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized, and when the Shares are issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

The Guaranty Building, 140 Pearl Street, Suite 100  |  Buffalo, New York 14202-4040  |  716.856.4000  |  HodgsonRuss.com

Albany ∎ Buffalo ∎ New York ∎ Palm Beach ∎ Saratoga Springs ∎ Toronto

M&T Bank Corporation May 3, 2019 Page 2

We express no opinion as to the law of any jurisdiction other than the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours, HODGSON RUSS LLP

By:	/s/ John J. Zak
John J. Zak